Exhibit 99.1

Omega Protein Reports 2008 Results

HOUSTON, March 10, 2009 – Omega Protein Corporation (NYSE symbol: OME), the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today reported net income of $12.6 million ($0.69 a share) for the fiscal year ended December 31, 2008, compared with net income of $12.1 million ($0.72 a share) for the year ended December 31, 2007.

For the year ended December 31, 2008, the Company had revenues of $177.4 million, compared with $157.1 million in revenues for the year ended December 31, 2007. Omega Protein recorded operating income of $23.5 million for the year ended December 31, 2008, versus operating income of $27.4 million for the comparable period a year earlier.

Revenues for the fourth quarter ended December 31, 2008 were $39.7 million compared with revenues of $44.3 million for the comparable quarter in 2007. Omega Protein recorded operating income of $2.5 million for the 2008 fourth quarter, versus operating income of $8.8 million for the fourth quarter of 2007.

The Company’s 2008 results, in comparison to 2007, after excluding the effects of hurricane losses, insurance recoveries and debt refinancing costs from each of the reported periods, experienced growth in revenues (13%), gross profit (24%) and net income (80%). The 2008 results reflect increased pricing, particularly for fish oil, similar to other commodity markets during the first half of 2008, offset by decreased sales volumes. Commodity prices began to decrease mid year which contributed to declining gross profit margins in the third and fourth quarters of 2008.

During the quarter ended September 30, 2008, the Company suffered wind and flood damage to two facilities as a result of Hurricane Ike. The Company’s Abbeville, Louisiana facility was restored to full capacity within a few weeks. The Company’s Cameron, Louisiana facility is continuing its repairs and is expected to be fully functional for the beginning of the 2009 fishing season. Losses resulting from Hurricane Ike, net of insurance proceeds, were approximately $2.0 million. The Company’s 2008 third and fourth quarter gross margins were further reduced primarily due to significantly higher per unit production costs due to the lost fishing days caused by Hurricanes Gustav and Ike, combined with increased energy, labor and repair costs experienced during the 2008 fishing season.

Results for the three and twelve months ended December 31, 2007 were favorably impacted by the settlement of the Company’s lawsuit with its property insurance carriers pertaining to damages sustained from Hurricanes Katrina and Rita in 2005. The results for the year ended December 31, 2007 were also impacted by the net loss incurred during the first quarter of 2007 primarily due to the write-off of approximately $3.0 million in deferred debt issuance costs and prepayment fees resulting from the refinancing of the Company’s prior credit agreement with a new credit facility which closed in March 2007. Excluding the settlement of the lawsuit and the write-off, reported 2007 net income would have resulted in Omega Protein reporting approximately $7.2 million in net income ($0.43 a share).

About Omega Protein

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions and disease; (2) the impact of worldwide supply and demand relationships on prices for the Company’s products; (3) Omega Protein’s expectations regarding demand for OmegaPure® proving to be incorrect; (4) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products; and (5) the capital and credit market crisis. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form10-Q and Form 8-K. The Company also posts its latest internally generated price list for various products on its Company website, www.omegaproteininc.com. Pricing and product availability information disclosed in the price list are subject to change or discontinuance without prior notice, and the Company undertakes no obligation to update such information.

OMEGA PROTEIN CORPORATION

Statement of Operations

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
	(in thousands, except per share amounts)
Revenues	$39,668	$44,336	$177,412	$157,149
Cost of sales	31,411	35,650	134,387	122,455

Gross profit	8,257	8,686	43,025	34,694
Selling, general and administrative expense	4,436	4,730	16,310	16,386
Research and development expense	477	529	1,757	1,194
(Insurance recoveries and other proceeds) losses relating to natural disaster and other, net	807	(5,393)	1,415	(10,326)

Operating income	2,537	8,820	23,543	27,440
Interest income (expense), net	(903)	(1,111)	(3,779)	(5,121)
Loss resulting from debt refinancing	—	—	—	(3,024)
Other income (expense), net	(94)	(87)	(111)	(333)

Income before income taxes	1,540	7,622	19,653	18,962
Provision for income taxes	700	2,839	7,077	6,823

Net income	$840	$4,783	$12,576	$12,139

Basic earnings per share	$0.04	$0.27	$0.69	$0.72

Weighted average common shares outstanding	18,710	17,407	18,298	16,830

Diluted earnings per share	$0.04	$0.27	$0.68	$0.70

Weighted average common shares and potential common share outstanding	18,766	17,768	18,581	17,432

OMEGA PROTEIN CORPORATION

CONDENSED BALANCE SHEET

(Unaudited)

	December 31, 2008	December 31, 2007
	(in thousands, except per share amount)
ASSETS
Current assets	$123,665	$107,651
Property and equipment, net	106,181	96,659
Deferred tax assets, net	—	175
Other assets	2,735	3,344

Total assets	$232,581	$207,829

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$26,853	$24,190
Long-term debt, less current maturities	51,312	58,976
Capital lease obligation, net of current portion	1,634	—
Deferred tax liability, net of current portion	3,005	—
Pension liabilities, net and other	10,220	6,208
Stockholders’ equity	139,557	118,455

Total liabilities and stockholders’ equity	$232,581	$207,829

Book value per share outstanding	$7.46	$6.79

CONTACT:

Investor Relations, (713) 623-0060 OR hq@omegahouston.com

Web site: www.buyomegaprotein.com

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